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Playa Hotels & Resorts N.V. Reports Third Quarter 2023 Results

Fairfax, VA, November 2, 2023 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three and nine months ended September 30, 2023.
Three Months Ended September 30, 2023 Results

▪Net Loss was $10.5 million compared to $2.2 million in 2022
▪Adjusted Net Loss(1) was $9.7 million compared to Adjusted Net Income of $5.9 million in 2022
▪Net Package RevPAR increased 4.8% over 2022 to $269.50, driven by a 9.4% increase in Net Package ADR, partially offset by a 3.1 percentage point decrease in Occupancy
▪Comparable Net Package RevPAR increased 0.4% over 2022 to $262.12, driven by an 8.1% increase in Net Package ADR, partially offset by a 5.4 percentage point decrease in Occupancy
▪Owned Resort EBITDA(1) decreased 8.0% versus 2022 to $52.8 million
▪Owned Resort EBITDA Margin(1) decreased 3.3 percentage points versus 2022 to 26.2%, negatively impacted by approximately 390 basis points due to the appreciation of the Mexican Peso and positively impacted by 50 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, Owned Resort EBITDA Margin would have been 29.6%, an increase of 0.1 percentage points compared to 2022
▪Adjusted EBITDA(1) decreased 9.7% versus 2022 to $40.5 million, negatively impacted by approximately $7.8 million due to the appreciation of the Mexican Peso and positively impacted by a $1.0 million benefit from business interruption insurance related to the disruption caused by Hurricane Fiona in our Dominican Republic segment in the second half of 2022
▪Adjusted EBITDA Margin(1) decreased 3.1 percentage points versus 2022 to 19.8%, negatively impacted by approximately 390 basis points due to the appreciation of the Mexican Peso and positively impacted by 50 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, Adjusted EBITDA Margin would have been 23.2%, an increase of 0.3 percentage points compared to 2022
▪Comparable Adjusted EBITDA(1) decreased 27.1% versus 2022 to $24.5 million
▪Comparable Adjusted EBITDA Margin(1) decreased 5.8 percentage points versus 2022 to 15.6%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

Nine Months Ended September 30, 2023 Results

▪Net Income was $52.8 million compared to $71.0 million in 2022
▪Adjusted Net Income(1) was $60.3 million compared to $62.6 million in 2022
▪Net Package RevPAR increased 14.6% over 2022 to $312.16, driven by an 18.0% increase in Net Package ADR, partially offset by a 2.0 percentage point decrease in Occupancy
▪Comparable Net Package RevPAR increased 15.4% over 2022 to $324.62, driven by a 16.7% increase in Net Package ADR, partially offset by an 0.8 percentage point decrease in Occupancy
▪Owned Resort EBITDA(1) increased 12.7% versus 2022 to $245.3 million
▪Owned Resort EBITDA Margin(1) was flat versus 2022 at 35.2%, negatively impacted by approximately 270 basis points due to the appreciation of the Mexican Peso and positively impacted by 80 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, our Owned Resort EBITDA Margin would have been 37.1%, an increase of 1.9 percentage points compared to 2022
▪Adjusted EBITDA(1) increased 15.0% versus 2022 to $211.1 million, negatively impacted by approximately $18.8 million due to the appreciation of the Mexican Peso and inclusive of a $5.3 million benefit from business interruption insurance related to the disruption caused by Hurricane Fiona in our Dominican Republic segment in the second half of 2022
▪Adjusted EBITDA Margin(1) increased 0.4 percentage points versus 2022 to 29.8%, negatively impacted by approximately 270 basis points due to the appreciation of the Mexican Peso and positively impacted by 80 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, our Adjusted EBITDA Margin would have been 31.8%, an increase of 2.4 percentage points compared to 2022
▪Comparable Adjusted EBITDA(1) increased 12.7% versus 2022 to $143.0 million
▪Comparable Adjusted EBITDA Margin(1) decreased 0.4 percentage points versus 2022 to 27.1%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

"Our core portfolio delivered another strong underlying quarter, once again led by our resorts in Jamaica. While Jamaica had the highest rate of ADR growth and Occupancy in the third quarter, our resorts in Mexico were able to deliver foreign currency adjusted year-over-year Owned Resort Margin expansion despite a slight decline in revenues compared to last year. With new regional management in Mexico, we are thoughtfully reevaluating our expenses and efficiency and are optimistic that we will continue to improve our operations in Mexico.

On the booking front, demand improved throughout the summer, building momentum as we approach the high season. With our MICE group segment pacing up significantly and momentum on the transient side, we are entering 2024 on solid footing.

With one quarter left in the year and factoring in the recent changes in foreign currency exchange rates, we now expect full-year Adjusted EBITDA to be in the range of $260-265 million, in line with our original expectation at the beginning of the year and inclusive of an approximate -$25 million impact from foreign currency exchange rates. On the capital allocation front, we continue to believe our stock presents an attractive value given our strong fundamentals. During the third quarter, we repurchased over 10 million shares for $76.6 million."

– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following tables set forth information with respect to the operating results of our total portfolio and comparable portfolio for the three and nine months ended September 30, 2023 and 2022 ($ in thousands):
Total Portfolio

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change		2023	2022	Change
Occupancy	70.7%	73.8%	(3.1)	pts	71.7%	73.7%	(2.0)	pts
Net Package ADR (1)	$381.41	$348.58	9.4%		$435.67	$369.33	18.0%
Net Package RevPAR	$269.50	$257.08	4.8%		$312.16	$272.37	14.6%
Total Net Revenue (2)	$204,305	$196,346	4.1%		$707,297	$623,660	13.4%
Owned Net Revenue (3)	$201,354	$194,844	3.3%		$697,575	$618,596	12.8%
Owned Resort EBITDA	$52,797	$57,410	(8.0)%		$245,298	$217,720	12.7%
Owned Resort EBITDA Margin	26.2%	29.5%	(3.3)	pts	35.2%	35.2%	—	pts
Other corporate	$14,706	$13,839	6.3%		$42,201	$38,596	9.3%
The Playa Collection Revenue	$1,051	$517	103.3%		$2,605	$1,211	115.1%
Management Fee Revenue	$1,369	$786	74.2%		$5,420	$3,186	70.1%
Adjusted EBITDA	$40,511	$44,874	(9.7)%		$211,122	$183,521	15.0%
Adjusted EBITDA Margin	19.8%	22.9%	(3.1)	pts	29.8%	29.4%	0.4	pts
Comparable Portfolio (4)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change		2023	2022	Change
Occupancy	71.2%	76.6%	(5.4)	pts	73.3%	74.1%	(0.8)	pts
Net Package ADR	$368.29	$340.61	8.1%		$442.99	$379.59	16.7%
Net Package RevPAR	$262.12	$261.01	0.4%		$324.62	$281.35	15.4%
Total Net Revenue (2)	$156,570	$156,627	—%		$527,323	$462,086	14.1%
Owned Net Revenue (3)	$153,619	$155,125	(1.0)%		$517,601	$457,022	13.3%
Owned Resort EBITDA	$36,754	$46,106	(20.3)%		$177,170	$161,045	10.0%
Owned Resort EBITDA Margin	23.9%	29.7%	(5.8)	pts	34.2%	35.2%	(1.0)	pts
Other corporate	$14,706	$13,839	6.3%		$42,201	$38,596	9.3%
The Playa Collection Revenue	$1,051	$517	103.3%		2,605	1,211	115.1%
Management Fee Revenue	$1,369	$786	74.2%		$5,420	$3,186	70.1%
Adjusted EBITDA	$24,468	$33,570	(27.1)%		$142,994	$126,846	12.7%
Adjusted EBITDA Margin	15.6%	21.4%	(5.8)	pts	27.1%	27.5%	(0.4)	pts

(1)For the three and nine months ended September 30, 2022, Net Package ADR includes $2.5 million and $7.8 million, respectively, of on-property room upgrade revenue that was reclassified from non-package revenue to package revenue to conform with current period presentation.
(2)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(3)Owned Net Revenue excludes Management Fee Revenue, other corporate revenue and The Playa Collection revenue (which is a third-party owned and operated membership program).
(4)For the three months ended September 30, 2023, our comparable portfolio excludes the Hilton La Romana All-Inclusive Resort and the Hyatt Ziva and Hyatt Zilara Cap Cana which were closed the last 12 days of the three months ended September 30, 2022 to expedite necessary clean up and repair work as a result of Hurricane Fiona. For the nine months ended September 30, 2023, our comparable portfolio excludes Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned the management of the resort to us from a third-party, and the Hilton La Romana All-Inclusive Resort and the Hyatt Ziva and Hyatt Zilara Cap Cana.

Balance Sheet

As of September 30, 2023, we held $184.4 million in cash and cash equivalents, with no restricted cash. Total interest-bearing debt was $1,091.8 million, comprised of our Term Loan due 2029. As of September 30, 2023, there was no balance outstanding on our $225.0 million Revolving Credit Facility. Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029, which incurs interest based on SOFR. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
Earnings Call

The Company will host a conference call to discuss its third quarter results on Friday, November 3, 2023 at 8:00 a.m. (Eastern Daylight Time). The conference call can be accessed by dialing (888) 317-6003 for domestic participants and (412) 317-6061 for international participants. The conference ID number is 5466202. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Friday, November 3, 2023. This replay will run through Friday, November 10, 2023. The access number for a taped replay of the conference call is (877) 344-7529 or (412) 317-0088 using the following conference ID number: 7811216. There will also be a webcast of the conference call accessible on the Company’s investor relations website at investors.playaresorts.com.
About the Company

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of September 30, 2023, Playa owned and/or managed a total portfolio consisting of 26 resorts (9,756 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Jewel Palm Beach, Jewel Punta Cana, Hyatt Zilara Cap Cana and Hyatt Ziva Cap Cana. Playa also manages nine resorts on behalf of third-party owners. Playa’s strategy is to leverage its globally recognized brand partnerships and proprietary in-house direct booking capabilities to capitalize on the growing popularity of the all-inclusive resort model and reach first-time all-inclusive resort consumers in a cost-effective manner. We believe that this strategy should position us to generate attractive returns for our shareholders, build lasting relationships with our guests, and enhance the lives of our associates and the communities in which we operate.
Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 23, 2023, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR (as defined below) by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of Net Non-package Revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance statistic in the all-inclusive segment of the lodging industry to identify trend information with respect to Net Package Revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations and premium room upgrades, food and beverage services, and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.
“Net Non-package Revenue” includes revenue associated with premium services and amenities that are not included in net package revenue, such as dining experiences, wines and spirits, and spa packages, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue is recognized after the completion of the sale when the product or service is transferred to the customer. Food and beverage revenue not included in a guest's all-inclusive package is recognized when the goods are consumed.
“Owned Net Revenue” represents Net Package Revenue and Net Non-package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.
“Management Fee Revenue” is derived from fees earned for managing resorts owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of resort revenue, and an incentive fee, which is computed as a percentage of resort profitability. Management Fee Revenue was a minor contributor to our operating results for the three and nine months ended September 30, 2023 and 2022, but we expect Management Fee Revenue to be a more relevant indicator to assess the overall performance of our business in the future to the extent we are successful in entering into more management contracts.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue, Management Fee Revenue, The Playa Collection revenue and Other revenues. “Cost Reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost Reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net (loss) income.

The following table shows a reconciliation of Net Package Revenue and Net Non-package Revenue to total revenue for the three and nine months ended September 30, 2023 and 2022 ($ in thousands):
Total Portfolio

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Package Revenue
Comparable Net Package Revenue	$135,046	$134,473	$451,966	$391,715
Non-comparable Net Package Revenue	41,588	34,021	155,132	138,001
Net Package Revenue	176,634	168,494	607,098	529,716

Net Non-package Revenue
Comparable Net Non-package Revenue	18,573	20,652	65,635	65,307
Non-comparable Net Non-package Revenue	6,147	5,698	24,842	23,573
Net Non-package Revenue	24,720	26,350	90,477	88,880

Playa Collection Revenue	1,051	517	2,605	1,211
Management Fee Revenue	1,369	786	5,420	3,186
Other Revenues	531	199	1,697	667

Total Net Revenue
Comparable Total Net Revenue	156,570	156,627	527,323	462,086
Non-comparable Total Net Revenue	47,735	39,719	179,974	161,574
Total Net Revenue	204,305	196,346	707,297	623,660
Compulsory tips	6,055	5,440	18,363	14,935
Cost Reimbursements	2,785	2,836	9,327	6,868
Total revenue	$213,145	$204,622	$734,987	$645,463
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA, and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented before interest expense, income tax and depreciation and amortization expense. EBITDA and Adjusted EBITDA (as defined below) include corporate expenses, which are overhead costs that are essential to support the operation of the Company, including the operations and development of our resorts. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
•Other miscellaneous non-operating income or expense
•Pre-opening expense
•Losses or gains on sales of assets
•Share-based compensation
•Other tax expense
•Transaction expenses
•Severance expense for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort
•Gains from property damage insurance proceeds (i.e., property damage insurance proceeds in excess of repair and clean up costs incurred)

•Repairs from hurricanes and tropical storms (i.e., significant repair and clean up costs incurred which are not offset by property damage insurance proceeds)
•Loss on extinguishment of debt
•Other items which may include, but are not limited to the following: contract termination fees; gains or losses from legal settlements; and impairment losses.
We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Condensed Consolidated Statements of Operations in our calculation of Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses, The Playa Collection revenue and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net (Loss) Income
“Adjusted Net (Loss) Income” represents net income or loss attributable to Playa, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to transaction expenses.
Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines a portion of the annual variable compensation for certain members of our management, including our executive officers, based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
We believe that Owned Resort EBITDA and Owned Resort EBITDA Margin are useful to investors as they allow investors to measure resort-level performance and profitability by excluding expenses not directly tied to our resorts, such as corporate expenses, and excluding ancillary revenues not derived from our resorts, such as management fee revenue. We believe Owned Resort EBITDA is also helpful to investors that use it in estimating the value of our resort portfolio. Management uses these measures to monitor property-level performance and profitability.
A reconciliation of EBITDA, Adjusted EBITDA and Owned Resort EBITDA to net income or loss as computed under U.S. GAAP is presented below.
Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results by removing from net income or loss the impact of items that do not reflect our normalized operations. A reconciliation of net income or loss as computed under U.S. GAAP to Adjusted Net (Loss) Income is presented below.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Owned Resort EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Owned Resort EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
Our comparable portfolio for the three months ended September 30, 2023 excludes the Hilton La Romana All-Inclusive Resort and the Hyatt Ziva and Hyatt Zilara Cap Cana which were closed the last 12 days of the three months ended September 30, 2022 to expedite necessary clean up and repair work as a result of Hurricane Fiona.
Our comparable portfolio for the nine months ended September 30, 2023 excludes the Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned the management of the resort to us from a third-party, and the Hilton La Romana All-Inclusive Resort and the Hyatt Ziva and Hyatt Zilara Cap Cana which were closed the last 12 days of the nine months ended September 30, 2022 to expedite necessary clean up and repair work as a result of Hurricane Fiona.
A reconciliation of net income or loss as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net (loss) income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three and nine months ended September 30, 2023 and 2022 ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net (loss) income	$(10,504)	$(2,229)	$52,848	$71,043
Interest expense	26,552	17,832	82,337	39,892
Income tax (benefit) provision	(2,808)	268	4,840	3,168
Depreciation and amortization	22,548	19,502	61,055	58,630
EBITDA	35,788	35,373	201,080	172,733
Other expense (income) (a)	350	(2,608)	321	(7,850)
Share-based compensation	3,343	2,777	9,951	9,043
Transaction expense (b)	742	582	2,107	1,384
Repairs from hurricanes and tropical storms (c)	77	8,850	(815)	8,850
Loss on sale of assets	6	2	17	11
Non-service cost components of net periodic pension benefit (cost)	205	(102)	(1,539)	(650)
Adjusted EBITDA	40,511	44,874	211,122	183,521
Other corporate (d)(e)	14,706	13,839	42,201	38,596
The Playa Collection	(1,051)	(517)	(2,605)	(1,211)
Management fees	(1,369)	(786)	(5,420)	(3,186)
Owned Resort EBITDA	52,797	57,410	245,298	217,720
Less: Non-comparable Owned Resort EBITDA	16,043	11,304	68,128	56,675
Comparable Owned Resort EBITDA(f)(g)	$36,754	$46,106	$177,170	$161,045

(a)    Represents changes in foreign exchange and other miscellaneous non-operating expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: system implementations, debt refinancing costs; other capital raising efforts; and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.
(c)    Includes significant repair and clean-up expenses incurred from natural events which are not expected to be offset by property damage insurance proceeds. It does not include repair and clean-up costs from natural events that are not considered significant. For the three and nine months ended September 30, 2023, represents changes in the expected repair and clean-up expenses for the Jewel Punta Cana related to the impact of Hurricane Fiona.
(d)    For the three months ended September 30, 2023 and 2022, represents corporate salaries and benefits of $10.3 million for 2023 and $8.8 million for 2022, professional fees of $2.4 million for 2023 and $2.8 million for 2022, corporate rent and insurance of $1.0 million for 2023 and $1.0 million for 2022, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $1.0 million for 2023 and $1.2 million for 2022.
(e)    For the nine months ended September 30, 2023 and 2022, represents corporate salaries and benefits of $30.0 million for 2023 and $25.9 million for 2022, professional fees of $6.2 million for 2023 and $6.7 million for 2022, corporate rent and insurance of $2.9 million for 2023 and $3.0 million for 2022, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $3.1 million for 2023 and $3.0 million for 2022.
(f)    Our comparable portfolio for the three months ended September 30, 2023 excludes the Hilton La Romana All-Inclusive Resort and the Hyatt Ziva and Hyatt Zilara Cap Cana which were closed the last 12 days of the three months ended September 30, 2022 to expedite necessary clean up and repair work as a result of Hurricane Fiona.
(g)    Our comparable portfolio for the nine months ended September 30, 2023 excludes the Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned the management of the resort to us from a third-party, and the Hilton La Romana All-Inclusive Resort and the Hyatt Ziva and Hyatt Zilara Cap Cana which were closed the last 12 days of the nine months ended September 30, 2022 to expedite necessary clean up and repair work as a result of Hurricane Fiona.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net (loss) income to Adjusted Net (Loss) Income for the three and nine months ended September 30, 2023 and 2022 ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net (loss) income	$(10,504)	$(2,229)	$52,848	$71,043
Reconciling items
Transaction expense	742	582	2,107	1,384
Change in fair value of interest rate swaps (a)	—	(1,284)	6,335	(18,677)
Repairs from hurricanes and tropical storms	77	8,850	(815)	8,850
Total reconciling items before tax	819	8,148	7,627	(8,443)
Income tax provision for reconciling items	(57)	—	(188)	—
Total reconciling items after tax	762	8,148	7,439	(8,443)
Adjusted net (loss) income	$(9,742)	$5,919	$60,287	$62,600

(a)    Represents the change in fair value, excluding interest paid and accrued, of our prior LIBOR-based interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations.
The following table presents the impact of Adjusted Net (Loss) Income on our diluted (loss) earnings per share for the three and nine months ended September 30, 2023 and 2022 ($ in thousands, except share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted net (loss) income	$(9,742)	$5,919	$60,287	$62,600

(Loss) earnings per share - Diluted	$(0.07)	$(0.01)	$0.34	$0.43
Total reconciling items impact per diluted share	0.01	0.05	0.05	(0.05)
Adjusted (loss) earnings per share - Diluted	$(0.06)	$0.04	$0.39	$0.38

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of September 30,	As of December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$184,408	$283,945
Trade and other receivables, net	66,554	62,946
Insurance recoverable	10,110	34,191
Accounts receivable from related parties	7,597	8,806
Inventories	20,370	20,046
Prepayments and other assets	59,620	44,177
Property and equipment, net	1,507,068	1,536,567
Derivative financial instruments	11,026	3,510
Goodwill, net	61,654	61,654
Other intangible assets	5,675	6,556
Deferred tax assets	6,862	7,422
Total assets	$1,940,944	$2,069,820
LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$172,492	$231,652
Payables to related parties	10,482	6,852
Income tax payable	601	990
Debt	1,062,046	1,065,453
Other liabilities	34,380	30,685
Deferred tax liabilities	71,765	69,326
Total liabilities	1,351,766	1,404,958
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 169,423,980 shares issued and 140,637,412 shares outstanding as of September 30, 2023 and 168,275,504 shares issued and 158,228,508 shares outstanding as of December 31, 2022)	18,822	18,700
Treasury shares (at cost, 28,786,568 shares as of September 30, 2023 and 10,046,996 shares as of December 31, 2022)	(214,572)	(62,953)
Paid-in capital	1,198,919	1,189,090
Accumulated other comprehensive income (loss)	6,151	(6,985)
Accumulated deficit	(420,142)	(472,990)
Total shareholders’ equity	589,178	664,862
Total liabilities and shareholders’ equity	$1,940,944	$2,069,820

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Package	$182,425	$173,691	$624,349	$543,738
Non-package	24,984	26,593	91,589	89,793
The Playa Collection	1,051	517	2,605	1,211
Management fees	1,369	786	5,420	3,186
Cost reimbursements	2,785	2,836	9,327	6,868
Other revenues	531	199	1,697	667
Total revenue	213,145	204,622	734,987	645,463
Direct and selling, general and administrative expenses
Direct	126,356	117,333	387,930	343,298
Selling, general and administrative	48,826	51,686	141,567	130,403
Depreciation and amortization	22,548	19,502	61,055	58,630
Reimbursed costs	2,785	2,836	9,327	6,868
Loss on sale of assets	6	2	17	11
Business interruption insurance recoveries	(47)	—	(542)	—
Gain on insurance proceeds	(919)	—	(4,713)	—
Direct and selling, general and administrative expenses	199,555	191,359	594,641	539,210
Operating income	13,590	13,263	140,346	106,253
Interest expense	(26,552)	(17,832)	(82,337)	(39,892)
Other (expense) income	(350)	2,608	(321)	7,850
Net (loss) income before tax	(13,312)	(1,961)	57,688	74,211
Income tax benefit (provision)	2,808	(268)	(4,840)	(3,168)
Net (loss) income	$(10,504)	$(2,229)	$52,848	$71,043

(Loss) earnings per share
Basic	$(0.07)	$(0.01)	$0.35	$0.43
Diluted	$(0.07)	$(0.01)	$0.34	$0.43
Weighted average number of shares outstanding during the period - Basic	145,469,906	165,979,839	151,536,334	165,873,539
Weighted average number of shares outstanding during the period - Diluted	145,469,906	165,979,839	153,606,281	167,124,242

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of September 30, 2023
($ in millions)

	Maturity			Applicable Rate	LTM Interest (6)
Debt	Date	# of Years	Balance
Revolving Credit Facility (1)	Jan-28	4.25	$—	—%	$0.8
Term Loan (2)(3)	Jan-29	5.25	1,091.8	9.58%	81.3
Term Loan (Additional $93.3 million)	—	—	—	—%	4.7
Property Loan	—	—	—	—%	5.0
Total debt (4)			$1,091.8	9.58%	$91.8
Less: cash and cash equivalents (5)			(184.4)
Net debt			$907.4

(1)Undrawn balances bear interest between 0.25% and 0.50% depending on certain leverage ratios. We had $225.0 million and $68.0 million available as of September 30, 2023 and 2022, respectively.
(2)Prior to our debt refinancing in December 2022, we incurred interest based on LIBOR + 275 bps (where LIBOR was subject to a 1.0% floor). Our Term Loan due 2029 incurs interest based on SOFR + 425 bps (where SOFR is subject to a 0.50% floor). The effective interest rate for the Term Loan due 2029 was 9.58% as of September 30, 2023.
(3)Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
(4)Excludes $28.2 million of unamortized discounts, $6.8 million of unamortized deferred financing costs, and a $5.3 million financing lease obligation as of September 30, 2023.
(5)Represents cash balances on hand as of September 30, 2023.
(6)Represents last twelve months' cash paid for interest on the outstanding balance of our Term Loan due 2029 as well as our prior term loans and property loan that were outstanding prior to our 2022 debt refinancing. It also includes call premiums incurred as a result of the repayment of the prior term loan and property loan in December 2022. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended September 30, 2023 and 2022

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2023	2022	Pts Change		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	Pts Change
Yucatán Peninsula	2,126	73.9%	77.0%	(3.1)	pts	$399.10	$383.56	4.1%	$294.84	$295.38	(0.2)%	$65,138	$65,594	(0.7)%	$16,844	$21,617	(22.1)%	25.9%	33.0%	(7.1)	pts
Pacific Coast	926	64.5%	72.3%	(7.8)	pts	$478.83	$442.88	8.1%	$309.05	$320.10	(3.5)%	29,236	30,301	(3.5)%	7,947	10,512	(24.4)%	27.2%	34.7%	(7.5)	pts
Dominican Republic	2,644	66.4%	70.7%	(4.3)	pts	$306.69	$272.53	12.5%	$203.76	$192.69	5.7%	57,142	55,190	3.5%	12,673	14,014	(9.6)%	22.2%	25.4%	(3.2)	pts
Jamaica	1,428	77.6%	75.5%	2.1	pts	$422.23	$368.81	14.5%	$327.86	$278.43	17.8%	49,838	43,759	13.9%	15,333	11,267	36.1%	30.8%	25.7%	5.1	pts
Total Portfolio	7,124	70.7%	73.8%	(3.1)	pts	$381.41	$348.58	9.4%	$269.50	$257.08	4.8%	$201,354	$194,844	3.3%	$52,797	$57,410	(8.0)%	26.2%	29.5%	(3.3)	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2023	2022	Pts Change		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	Pts Change
Yucatán Peninsula	2,126	73.9%	77.0%	(3.1)	pts	$399.10	$383.56	4.1%	$294.84	$295.38	(0.2)%	$65,138	$65,594	(0.7)%	$16,844	$21,617	(22.1)%	25.9%	33.0%	(7.1)	pts
Pacific Coast	926	64.5%	72.3%	(7.8)	pts	$478.83	$442.88	8.1%	$309.05	$320.10	(3.5)%	29,236	30,301	(3.5)%	7,947	10,512	(24.4)%	27.2%	34.7%	(7.5)	pts
Dominican Republic	1,120	63.3%	81.0%	(17.7)	pts	$122.36	$154.05	(20.6)%	$77.41	$124.71	(37.9)%	9,407	15,471	(39.2)%	(3,370)	2,710	(224.4)%	(35.8)%	17.5%	(53.3)	pts
Jamaica	1,428	77.6%	75.5%	2.1	pts	$422.23	$368.81	14.5%	$327.86	$278.43	17.8%	49,838	43,759	13.9%	15,333	11,267	36.1%	30.8%	25.7%	5.1	pts
Total Comparable Portfolio	5,600	71.2%	76.6%	(5.4)	pts	$368.29	$340.61	8.1%	$262.12	$261.01	0.4%	$153,619	$155,125	(1.0)%	$36,754	$46,106	(20.3)%	23.9%	29.7%	(5.8)	pts

Highlights

Yucatán Peninsula
•Owned Net Revenue for the three months ended September 30, 2023 decreased $0.5 million, or 0.7%, compared to the three months ended September 30, 2022 and was driven by:
•a decrease in Occupancy of 3.1 percentage points driven by a lower meetings, incentives, conventions and events (“MICE”) group contribution to our guest mix and demand for European travel destinations from American sourced guests;
•a decrease in Net Non-package Revenue of $0.4 million, or 4.5%, primarily driven by a lower MICE group contribution to our guest mix;
•Net Non-package Revenue per sold room decreased 0.4%; partially offset by
•an increase in Net Package ADR of 4.1%.
•Owned Resort EBITDA for the three months ended September 30, 2023 decreased $4.8 million, or 22.1%, compared to the three months ended September 30, 2022. The decrease was largely due to a $5.5 million impact as a result of the appreciation of the Mexican Peso, union-negotiated and government-mandated wage and benefit increases and increases in insurance premiums compared to the three months ended September 30, 2022.
•Owned Resort EBITDA Margin for the three months ended September 30, 2023 was 25.9%, a decrease of 7.1 percentage points compared to the three months ended September 30, 2022. Owned Resort EBITDA Margin was negatively impacted by 840 basis points due to the appreciation of the Mexican Peso and by 230 basis points from increases in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases compared to the three months ended September 30, 2022. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin for the three months ended September 30, 2023 would have been 34.3%, an increase of 1.3 percentage points compared to the three months ended September 30, 2022.

Pacific Coast
•Owned Net Revenue for the three months ended September 30, 2023 decreased $1.1 million, or 3.5%, compared to the three months ended September 30, 2022. The decrease was due to the following:
•a decrease in Occupancy of 7.8 percentage points, driven by ongoing renovations at the two resorts in this segment and an increase in demand for European travel destinations from American sourced guests;
•a decrease in Net Non-package Revenue of $0.1 million, or 4.1%, primarily driven by a lower MICE group contribution to our guest mix;
•Net Non-package Revenue per sold room increased 7.4%;
•an increase in Net Package ADR of 8.1%.
•Owned Resort EBITDA for the three months ended September 30, 2023 decreased $2.6 million, or 24.4%, compared to the three months ended September 30, 2022. Owned Resort EBITDA compared to the three months ended September 30, 2022 was negatively impacted by $2.4 million due to the appreciation of the Mexican Peso, increases in labor and related expenses, which were due to union-negotiated and government-mandated wage and benefit increases, and increases in insurance premiums and energy costs.
•Owned Resort EBITDA Margin for the three months ended September 30, 2023 was 27.2%, a decrease of 7.5 percentage points compared to the three months ended September 30, 2022. Owned Resort EBITDA Margin was negatively impacted by 800 basis points due to the appreciation of the Mexican Peso and by 250 basis points from increases in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases compared to the three months ended September 30, 2022. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 35.2%, an increase of 0.5 percentage points compared to the three months ended September 30, 2022.
Dominican Republic
•Owned Net Revenue for the three months ended September 30, 2023 increased $2.0 million, or 3.5%, compared to the three months ended September 30, 2022. The increase was due to the following:
•an increase in Net Package ADR of 12.5%; partially offset by
•a decrease in Occupancy of 4.3 percentage points as a result of lower occupancies at the Jewel Punta Cana and Jewel Palm Beach due to the transition of management. Excluding these resorts, Occupancy increased 5.6 percentage points compared to the three months ended September 30, 2022, when we experienced reduced occupancy as a result of Hurricane Fiona. The increase was partially offset by higher demand for European travel destinations from American sourced guests; and
•a decrease in Net Non-package Revenue of $0.7 million, or 8.9%;
•Net Non-package Revenue per sold room decreased 3.1% compared to the three months ended September 30, 2022, which was primarily due to a decrease in Net Non-package Revenue at Jewel Punta Cana and Jewel Palm Beach during the three months ended September 30, 2023. Excluding these resorts, Net Non-package Revenue increased 7.9%, and Net Non-package Revenue per sold room decreased 0.9%.
•Comparable Owned Net Revenue for the three months ended September 30, 2023 decreased $6.1 million due to the transition of management of the Jewel Punta Cana and Jewel Palm Beach that resulted in lower occupancies compared to the three months ended September 30, 2022.
•Owned Resort EBITDA for the three months ended September 30, 2023 decreased $1.3 million, or 9.6%, compared to the three months ended September 30, 2022.
•Excluding Jewel Punta Cana and Jewel Palm Beach, Owned Resort EBITDA increased $4.7 million compared to the three months ended September 30, 2022, and includes a $1.0 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona in the Dominican Republic during the second half of 2022. This increase was partially offset by increased insurance premiums and utilities expenses compared to the three months ended September 30, 2022.
•Owned Resort EBITDA Margin for the three months ended September 30, 2023 was 22.2%, a decrease of 3.2 percentage points compared to the three months ended September 30, 2022, and includes a negative impact of 1,140 basis points due to reduced Occupancy at Jewel Punta Cana and Jewel Palm Beach, partially offset by a favorable impact of 170 basis points from business interruption proceeds and recoverable expenses related to Hurricane Fiona. Excluding the aforementioned business interruption benefit and the drag from the two Jewel properties, Owned Resort EBITDA Margin for the three months ended September 30, 2023 was 31.6%, an increase of 3.1 percentage points compared to the three months ended September 30, 2022.
Jamaica
•Owned Net Revenue for the three months ended September 30, 2023 increased $6.1 million, or 13.9%, compared to the three months ended September 30, 2022. The increase was due to the following:
•ongoing recovery in this segment during the third quarter of 2023, which resulted in a 2.1 percentage point increase in Occupancy and a 14.5% increase in Net Package ADR despite a lower MICE group contribution to our guest mix; partially offset by
•a decrease in Net Non-package Revenue of $0.4 million, or 5.8%.
•Net Non-package Revenue per sold room decreased 8.4% as a result of a lower MICE group contribution to our guest mix.
•Owned Resort EBITDA for the three months ended September 30, 2023 increased $4.1 million, or 36.1%, compared to the three months ended September 30, 2022. The increase was a result of Net Package ADR and Occupancy growth and a decrease in energy prices, which offset pressure on wages and benefit related expenses and increased insurance premiums compared to the three months ended September 30, 2022.
•Owned Resort EBITDA Margin for the three months ended September 30, 2023 increased 5.1 percentage points, or 19.8%, compared to the three months ended September 30, 2022. Owned Resort EBITDA Margin was positively impacted by 160 basis points due to a decline in utilities expenses and energy prices compared to the three months ended September 30, 2022.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Nine Months Ended September 30, 2023 and 2022

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2023	2022	Pts Change		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	Pts Change
Yucatán Peninsula	2,126	78.1%	74.6%	3.5	pts	$446.69	$410.94	8.7%	$348.89	$306.76	13.7%	$228,777	$204,200	12.0%	$79,107	$77,049	2.7%	34.6%	37.7%	(3.1)	pts
Pacific Coast	926	71.8%	71.4%	0.4	pts	$523.16	$453.76	15.3%	$375.80	$324.18	15.9%	107,527	92,901	15.7%	40,353	36,966	9.2%	37.5%	39.8%	(2.3)	pts
Dominican Republic	2,644	61.4%	74.2%	(12.8)	pts	$371.51	$301.15	23.4%	$228.21	$223.34	2.2%	191,038	189,714	0.7%	61,501	63,138	(2.6)%	32.2%	33.3%	(1.1)	pts
Jamaica	1,428	80.8%	73.1%	7.7	pts	$459.66	$380.64	20.8%	$371.63	$278.35	33.5%	170,233	131,781	29.2%	64,337	40,567	58.6%	37.8%	30.8%	7.0	pts
Total Portfolio	7,124	71.7%	73.7%	(2.0)	pts	$435.67	$369.33	18.0%	$312.16	$272.37	14.6%	$697,575	$618,596	12.8%	$245,298	$217,720	12.7%	35.2%	35.2%	—	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2023	2022	Pts Change		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	Pts Change
Yucatán Peninsula	2,126	78.1%	74.6%	3.5	pts	$446.69	$410.94	8.7%	$348.89	$306.76	13.7%	$228,777	$204,200	12.0%	$79,107	$77,049	2.7%	34.6%	37.7%	(3.1)	pts
Pacific Coast	926	71.8%	71.4%	0.4	pts	$523.16	$453.76	15.3%	$375.80	$324.18	15.9%	107,527	92,901	15.7%	40,353	36,966	9.2%	37.5%	39.8%	(2.3)	pts
Dominican Republic	620	41.5%	78.6%	(37.1)	pts	$136.66	$174.45	(21.7)%	$56.66	$137.10	(58.7)%	11,064	28,140	(60.7)%	(6,627)	6,463	(202.5)%	(59.9)%	23.0%	(82.9)	pts
Jamaica	1,428	80.8%	73.1%	7.7	pts	$459.66	$380.64	20.8%	$371.63	$278.35	33.5%	170,233	131,781	29.2%	64,337	40,567	58.6%	37.8%	30.8%	7.0	pts
Total Comparable Portfolio	5,100	73.3%	74.1%	(0.8)	pts	$442.99	$379.59	16.7%	$324.62	$281.35	15.4%	$517,601	$457,022	13.3%	$177,170	$161,045	10.0%	34.2%	35.2%	(1.0)	pts
Highlights

Yucatán Peninsula
•Owned Net Revenue for the nine months ended September 30, 2023 increased $24.6 million, or 12.0%, compared to the nine months ended September 30, 2022. The increase was due to the following:
•an increase in Occupancy of 3.5 percentage points, driven by an increase in guests sourced from Mexico and Canada;
•an increase in Net Package ADR of 8.7%, which is partially driven by a higher MICE group contribution to our guest mix; and
•an increase in Net Non-package Revenue of $0.1 million, or 0.5%.
•Net Non-package Revenue per sold room decreased 4.0% due to a decrease of $1.0 million from the expiration of our Extended Stay Program late in the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue per sold room was flat compared to the nine months ended September 30, 2022.
•Owned Resort EBITDA for the nine months ended September 30, 2023 increased $2.1 million, or 2.7%, compared to the nine months ended September 30, 2022. The increase was a result of leveraging a majority of our direct expenses given the Net Package ADR growth, which was partially offset by a negative impact of $13.0 million due to the appreciation of the Mexican Peso as well as increases in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases, as well as increases in insurance premiums and utilities expenses compared to the nine months ended September 30, 2022.
•Owned Resort EBITDA Margin for the nine months ended September 30, 2023 was 34.6%, a decrease of 3.1 percentage points compared to the nine months ended September 30, 2022. Owned Resort EBITDA Margin was negatively impacted by 570 basis points due to the appreciation of the Mexican Peso and by 270 basis points due to increases in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases compared to the nine months ended September 30, 2022. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 40.3%, an increase of 2.6 percentage points compared to the nine months ended September 30, 2022.

Pacific Coast
•Owned Net Revenue for the nine months ended September 30, 2023 increased $14.6 million, or 15.7%, compared to the nine months ended September 30, 2022. The increase was due to the following:
•an increase in Occupancy of 0.4 percentage points, driven by an increase in guests sourced from Mexico, partially offset by a decrease in guests sourced from the United States;
•an increase in Net Package ADR of 15.3%; and
•an increase in Net Non-package Revenue of $1.6 million, or 14.4%.
•Net Non-package Revenue per sold room increased 13.8% despite a decrease of $0.7 million due to the expiration of our Extended Stay Program late in the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue per sold room increased 21.6% compared to the nine months ended September 30, 2022 as a result of a higher MICE group contribution to our guest mix.
•Owned Resort EBITDA for the nine months ended September 30, 2023 increased $3.4 million, or 9.2%, compared to the nine months ended September 30, 2022. Owned Resort EBITDA compared to the nine months ended September 30, 2022 was negatively impacted by $5.6 million due to the appreciation of the Mexican Peso, increases in labor and related expenses, partially due to union-negotiated and government-mandated wage and benefit increases, and increases in insurance premiums and energy costs.
•Owned Resort EBITDA Margin for the nine months ended September 30, 2023 was 37.5%, a decrease of 2.3 percentage points compared to the nine months ended September 30, 2022. Owned Resort EBITDA Margin was negatively impacted by 520 basis points due to the appreciation of the Mexican Peso and by 280 basis points due to increases in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases compared to the nine months ended September 30, 2022. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 42.7%, an increase of 2.9 percentage points compared to the nine months ended September 30, 2022.
Dominican Republic
•Owned Net Revenue for the nine months ended September 30, 2023 increased $1.3 million, or 0.7%, compared to the nine months ended September 30, 2022. The increase was due to the following:
•an increase in Net Package ADR of 23.4% which was partially due to a lower mix of sold rooms at Jewel Punta Cana and Jewel Palm Beach, which had significantly lower ADRs compared to the other resorts in the segment during the nine months ended September 30, 2023. Excluding these resorts, Net Package ADR increased 17.3%; partially offset by
•a decrease in Occupancy of 12.8 percentage points as a result of significantly reduced Occupancy at Jewel Punta Cana and Jewel Palm Beach. Excluding these resorts, Occupancy increased 4.0 percentage points;
•a decrease in Net Non-package Revenue of $2.2 million, or 7.7%, compared to the nine months ended September 30, 2022.
•Net Non-package Revenue per sold room increased 11.4%, which includes:
•a decrease as a result of reduced Occupancy at Jewel Punta Cana and Jewel Palm Beach during the nine months ended September 30, 2023 due to the transition of management. Excluding these resorts, Net Non-package Revenue increased 17.4%; and
•a decrease of $0.8 million due to the expiration of our Extended Stay Program at the end of the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact and the drag from the two Jewel properties, Net Non-package Revenue per sold room increased 15.9% compared to the nine months ended September 30, 2022, driven by a higher MICE group contribution to our guest mix.

•Comparable Owned Net Revenue for the nine months ended September 30, 2023 decreased $17.1 million due to the transition of management of the Jewel Punta Cana that resulted in lower occupancies compared to the nine months ended September 30, 2022.
•Owned Resort EBITDA for the nine months ended September 30, 2023 decreased $1.6 million, or 2.6%, compared to the nine months ended September 30, 2022.
•Excluding Jewel Punta Cana and Jewel Palm Beach, Owned Resort EBITDA increased $22.0 million compared to the nine months ended September 30, 2022 due to lower energy prices that were partially offset by increased insurance premiums. Owned Resort EBITDA includes a $5.3 million benefit from business interruption proceeds and recoverable expenses received during the nine months ended September 30, 2023 related to Hurricane Fiona that impacted the Dominican Republic in the second half of 2022. Excluding the aforementioned business interruption benefit and the drag from the two Jewel properties, Owned Resort EBITDA increased $16.7 million, or 32.1%, compared to the nine months ended September 30, 2022.
•Owned Resort EBITDA Margin for the nine months ended September 30, 2023 was 32.2%, a decrease of 1.1 percentage points compared to the nine months ended September 30, 2022. Excluding the aforementioned business interruption benefit and the drag from the two Jewel properties, Owned Resort EBITDA Margin for the nine months ended September 30, 2023 was 40.2%, an increase of 2.7 percentage points compared to the nine months ended September 30, 2022.
Jamaica
•Owned Net Revenue for the nine months ended September 30, 2023 increased $38.5 million, or 29.2%, compared to the nine months ended September 30, 2022. The increase was due to the following:
•an increase in Occupancy of 7.7 percentage points, driven by an increase in guests sourced from the United States following the ongoing recovery in the segment;
•an increase in Net Package ADR of 20.8%; and
•an increase in Net Non-package Revenue of $2.1 million, or 9.0%, compared to the nine months ended September 30, 2022, despite a decrease of $1.0 million due to the expiration of our Extended Stay Program late in the second quarter of 2022 as COVID-19-related travel restrictions were no longer in effect. Excluding this impact, Net Non-package Revenue increased 13.8%, a 3.0% increase per sold room compared to the nine months ended September 30, 2022, partially driven by an increase in group sales compared to the nine months ended September 30, 2022.
•Owned Resort EBITDA for the nine months ended September 30, 2023 increased $23.8 million, or 58.6%, compared to the nine months ended September 30, 2022. The increase was a result of Net Package ADR and Occupancy growth that enabled the segment to expand margins and offset pressure on wages and benefit related expenses and a decline in energy prices, partially offset by increases in insurance premiums compared to the nine months ended September 30, 2022.
•Owned Resort EBITDA Margin for the nine months ended September 30, 2023 increased 7.0 percentage points, or 22.7%, compared to the nine months ended September 30, 2022. Owned Resort EBITDA Margin was positively impacted by 80 basis points due to a decline in utilities expenses and energy prices compared to the nine months ended September 30, 2022.

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